CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                HERAMATON COMPANY

                           (Pursuant to Section 242 of
                      the Delaware General Corporation Law)



          The undersigned Jehu Hand, being the President of Heramaton Company, a Delaware corporation (the "Corporation"), does hereby certify as follows:

                      1. The Certificate of Incorporation of the Corporation is hereby amended pursuant to Section 242(a)(1) of the General Corporation Law of the State of Delaware, in Article First thereof, to read in its entirety as follows:

          FIRST:      The name of the corporation is Las Vegas
                      Airlines, Inc.

                      2. The foregoing Amendment to the Certificate of Incorporation was authorized by the Board of Directors and duly adopted by consent action duly adopted by the holders of all of the Corporation's outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of April 20, 1998 and DOES HEREBY CERTIFY, that the facts stated in this Certificate of Amendment are true and correct.



                                                            Jehu Hand
                                                            President




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